EXHIBIT 99.1

         ResCare Reports Fourth Quarter and Year-End Results;
                      Provides Guidance for 2005

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 23, 2005--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the fourth quarter and year ended December 31, 2004. The Company also provided earnings guidance for 2005.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We are pleased with the results of the fourth quarter and with our performance during the full year. We met or exceeded our operational and financial objectives for the year, and we provided more services to more people. Also during the year, we completed the $50.5 million Onex transaction, and, for the first time in our 30-year history, we exceeded $1 billion in revenues. The harder we work, the better the outcomes for the more than 34,000 people we support. It's an exciting time to be part of this company."
    Revenues for the fourth quarter of 2004 increased 6% over the prior year period to a record $257.5 million. Net income was $6.9 million, or $0.22 per diluted share, versus $2.5 million, or $0.10 per diluted share in the prior year. EBITDA for the fourth quarter of 2004 was $17.0 million versus $13.1 million in the prior year. The results for the fourth quarter of 2004 include the full benefit of the Work Opportunity Tax Credit, which was renewed on October 4, 2004, retroactive to January 1, 2004. The fourth quarter of 2003 includes a pre-tax charge of $2.5 million, or $0.06 per diluted share, related to the December 2003 refinancing and redemption of the 6% convertible subordinated notes.
    Revenues for the year ended December 31, 2004, were $1.01 billion, up 5% from $961 million in the prior year. For the year ended December 31, 2004, net income was $21.5 million, versus $13.4 million in the prior year. EBITDA for the year ended December 31, 2004, increased to $64.7 million, an increase of 13% over the prior year.
    Mr. Geary added, "We are pleased with our performance in 2004, and we have solid expectations for 2005, as reflected in the following guidance for 2005. Our guidance takes into consideration our ability to operate successfully in a difficult rate environment, continued steady growth in our business and a gradual ramp up in usage of our capital when we target larger acquisitions during the year."


                            Full Year 2005

Diluted earnings per share                     $0.77 - $0.85
Revenues                               $1.10 billion - $1.13 billion
Net income                             $24.5 million - $27.5 million
EBITDA (1)                               $70 million - $75 million
EBITDAR (1)                             $111 million - $116 million
Capital expenditures                     $13 million - $16 million

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent.

    The Company expects first quarter 2005 diluted earnings per share to be in the range of $0.15-$0.18, which takes into account historically higher first quarter costs and the start up of Arbor's New York City contract.
    In conclusion, Mr. Geary said, "As you can see from our guidance, we believe that 2005 will be a year of steady progress and expansion of our business. As we utilize our substantial reservoir of funding to complete complementary acquisitions, we expect to see a sequential quarterly increase in our financial results throughout the remainder of 2005."
    A listen-only simulcast and replay of ResCare's fourth quarter conference call will be available online at www.rescare.com and www.fulldisclosure.com on February 24, 2005, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company's Web site at http://www.rescare.com.

    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.


                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                           Three Months Ended        Year Ended
                               December 31,         December 31,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------
Income Statement Data:
Revenues                    $257,505   $243,988 $1,009,016   $961,333
Facility and
 program expenses            231,010    219,009    905,213    865,461
                          ---------- ---------- ---------- ----------
  Facility and
   program contribution       26,495     24,979    103,803     95,872

Operating expenses
 (income):
  Corporate general
   and administrative          9,635      9,365     38,609     36,188
  Depreciation and
   amortization                3,144      3,211     12,207     12,254
  Other expenses
  (income), net                 (111)     2,523        457      2,187
                          ---------- ---------- ---------- ----------
  Total operating expenses    12,668     15,099     51,273     50,629
                          ---------- ---------- ---------- ----------
Operating income (1)          13,827      9,880     52,530     45,243
Interest, net                  4,598      5,980     19,750     24,326
                          ---------- ---------- ---------- ----------
Income before
 income taxes                  9,229      3,900     32,780     20,917
Income tax expense             2,323      1,404     11,273      7,530
                          ---------- ---------- ---------- ----------
  Net income                  $6,906     $2,496    $21,507    $13,387
                          ========== ========== ========== ==========

Net income attributable to
 common shareholders (2)      $5,814     $2,496     $6,117    $13,387
                          ========== ========== ========== ==========

Basic earnings
 per common share              $0.23      $0.10      $0.24      $0.55
                          ========== ========== ========== ==========
Diluted earnings
 per common share              $0.22      $0.10      $0.23      $0.54
                          ========== ========== ========== ==========

Weighted average number
 of common shares:
  Basic                       25,619     24,683     25,341     24,500
  Diluted                     27,001     25,569     26,694     24,801

EBITDA (3)                   $16,971    $13,091    $64,737    $57,497
EBITDAR (3)                   26,743     22,398    102,205     92,859

(1) Operating income for the quarter and year ended December 31, 2003, includes pre-tax charges of $2.5 million ($0.06 per diluted share) and $2.2 million ($0.06 per diluted share), respectively, for the refinancing and redemption of debt.

(2) Net income attributable to common shareholders for the year ended December 31, 2004, includes the non-cash beneficial conversion feature of $14.8 million, which relates to the closing of the sale of convertible preferred shares at a time when the market price of the common shares exceeded the contractually agreed upon conversion price per common share. The beneficial conversion feature decreases the net income attributable to common shareholders used in the calculations of basic and diluted net earnings per common share. Net income attributable to preferred shareholders for the quarter and year ended December 31, 2004 was $1.1 million and $0.6 million, respectively.

(3) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The following table sets forth a reconciliation of net income to EBITDA and EBITDAR.


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                            Three Months Ended        Year Ended
                               December 31,          December 31,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------
Net income as reported        $6,906     $2,496    $21,507    $13,387
Add: Interest, net             4,598      5,980     19,750     24,326
     Depreciation and
      amortization             3,144      3,211     12,207     12,254
     Income tax expense        2,323      1,404     11,273      7,530
                          ---------- ---------- ---------- ----------
EBITDA                        16,971     13,091     64,737     57,497
Add: Facility rent             9,772      9,307     37,468     35,362
                          ---------- ---------- ---------- ----------
EBITDAR                      $26,743    $22,398   $102,205    $92,859
                          ========== ========== ========== ==========


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                      Dec. 31,   Sept. 30,  Dec. 31,
                                        2004       2004       2003
                                     ---------- ---------- ----------
Balance Sheet Data:
ASSETS
Cash and cash equivalents               $81,639   $103,905    $23,440
Accounts receivable, net                138,202    129,901    129,199
Other current assets                     32,394     31,578     28,732
                                     ---------- ---------- ----------
   Total current assets                 252,235    265,384    181,371
Property and equipment, net              72,975     68,094     68,422
Goodwill                                241,789    236,671    230,306
Other assets                             19,667     19,982     22,927
                                     ---------- ---------- ----------
                                       $586,666   $590,131   $503,026
                                     ========== ========== ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                    $131,616   $144,481   $110,073
Other long-term liabilities              17,423     17,840     16,086
Long-term debt                          168,066    169,232    184,576
Shareholders' equity                    269,561    258,578    192,291
                                     ---------- ---------- ----------
                                       $586,666   $590,131   $503,026
                                     ========== ========== ==========

                                                      Year Ended
                                                     December 31,
                                                   2004        2003
                                                ---------- ----------
Cash Flow Data:
Net income                                         $21,507    $13,387
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                     12,207     12,254
  Amortization of discount and
   deferred issuance costs                           1,173      1,908
  Deferred income taxes, net                           (53)     2,638
  Provision for losses on accounts receivable        5,283      7,328
  Tax benefit from exercise of stock options         2,593        417
  Loss from sale of assets                             207        195
  Loss on extinguishment of debt                      --        1,330
  Changes in operating assets and liabilities       (1,144)    12,013
                                                ---------- ----------
   Cash provided by operating activities            41,773     51,470
                                                ---------- ----------
Cash flows from investing activities:
 Purchases of property and equipment               (16,017)   (14,141)
 Acquisitions of businesses                        (11,249)    (9,758)
 Proceeds from sales of assets                          32        405
                                                ---------- ----------
  Cash used in investing activities                (27,234)   (23,494)
                                                ---------- ----------
Cash flows from financing activities:
 Net repayments of long-term debt                   (9,510)   (77,933)
 Proceeds received from
  exercise of stock options                          6,561      1,308
 Net proceeds from issuance of preferred stock      46,609       --
                                                ---------- ----------
   Cash provided by (used in)
    financing activities                            43,660    (76,625)
                                                ---------- ----------
   Increase (decrease) in cash
    and cash equivalents                           $58,199   $(48,649)
                                                ========== ==========

    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100